PRESS RELEASE	EXHIBIT 99

Scripps Networks Interactive reports second quarter financial results

•	Revenues of $601 million, up 13 percent

•	Segment profit of $285 million, up 3.9 percent

•	Income from continuing operations of $0.93 per share

For immediate release

Aug. 2, 2012

KNOXVILLE, Tenn.—Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the second quarter 2012.

Consolidated revenues for the quarter increased 13 percent to $601 million from the prior-year period. Results for the three-month period ended June 30 reflect strong advertising revenue of $417 million, up 12 percent, and affiliate fee revenue of $171 million, up 16 percent year-over-year.

Expenses for the quarter increased 22 percent from the prior-year period to $316 million. The increase was driven primarily by increased programming and marketing expenses to drive viewership at all of the company’s lifestyle television networks. Higher employee costs and investments in planned domestic and international growth initiatives also contributed to the increase in expenses.

Total segment profit increased 3.9 percent to $285 million. (See note 2 for a definition of segment profit).

Second quarter income from continuing operations attributable to Scripps Networks Interactive was $142 million, or $0.93 per diluted share, compared with $133 million, or $0.78 per diluted share, in the second quarter 2011.

During the second quarter 2012, the company repurchased 4.6 million shares of its common stock for $250 million, completing its previous authorization. Under the completed program, the company repurchased 21.4 million shares of common stock for $1 billion at an average price of $46.72. On July 31, 2012, the board of directors authorized another $1 billion share repurchase plan.

“Scripps Networks Interactive has created a clear, competitive advantage on multiple video screens and other platforms by uniquely defining and staying true to the lifestyle content categories that we own,” said Kenneth W. Lowe, chairman, president and chief executive officer. “The company’s strong second quarter financial performance is a direct result of our successful strategy to differentiate our networks by focusing on avid consumer interest in their homes, food and travel.”

“Food Network and HGTV consistently aggregate record numbers of engaged, passionate viewers, and we’re creating considerable momentum at the Travel Channel, where our creative team is working to define the brand and the content genre,” Lowe said. “At Cooking Channel and DIY Network we’re seeing very strong double digit growth both in viewership and in revenues as we appeal on a deeper level to cooking and home improvement enthusiasts who choose to watch our premium-tier channels.”

“Our networks and brand of lifestyle programming attract a highly qualified and upscale audience that our advertising and distribution partners value,” Lowe said. “We set a company record this year for advance advertising sales and reached an important distribution agreement that will make our content easily and widely accessible to millions of consumers on tablets and other mobile platforms.”

“At Scripps Networks Interactive, we’re moving forward on several fronts—digitally, domestically and globally—with the intention of creating long-term value for our shareholders.”

Revenues by network are as follows:

•	Food Network was $218 million, up 17 percent.

•	HGTV was $205 million, up 8.4 percent.

•	Travel Channel was $73.8 million, up 4.9 percent.

•	DIY Network was $33.7 million, up 16 percent.

•	Cooking Channel was $22.4 million, up 41 percent.

•	Great American Country (GAC) was $5.0 million, down 15 percent.

Revenue from the company’s digital businesses, which include its network-branded websites, was $28.3 million, up 3.4 percent.

Updated 2012, Full-year Guidance

Total revenue is now expected to increase between 10 and 12 percent. Contributing to the increase is better than expected advertising revenue during the first half of the year that resulted from strong viewership performance at the company’s lifestyle networks. The inclusion of Travel Channel International results in the second half of the year also is contributing to the increase in expected revenue.

Non-programming expenses are now expected to increase between 16 and 18 percent. Contributing to the increase is the inclusion of Travel Channel International expenses and a decision by the company to accelerate marketing and promotional programs to further drive audience growth at its lifestyle networks.

The company’s effective tax rate is now expected to be between 28 and 30 percent. The effective rate has been favorably affected by changes in the allocation of income to various U.S. and international tax jurisdictions.

The company reaffirms its other previously issued guidance of:

•	Programming expenses expected to increase 13 percent to 15 percent.

•	Depreciation and amortization, $100 million to $110 million.

•	Interest expense, $45 million to $50 million.

•	Noncontrolling share of net income, $170 million to $180 million.

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•	Capital expenditures, $60 million to $70 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s second quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-288-8960 (U.S.) or 612-332-0342 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI Second Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. ET Aug. 2 until 11:59 p.m. ET Aug. 16. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 253935. A replay of the conference call also will be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2011 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: mgallentine@scrippsnetworks.com

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SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2012	2011	Change	2012	2011	Change
Operating revenues	$600,986	$533,984	12.5%	$1,136,331	$1,014,815	12.0%
Cost of services, excluding depreciation and amortization of intangible assets	(150,903)	(123,297)	22.4%	(288,684)	(235,708)	22.5%
Selling, general and administrative	(165,402)	(136,586)	21.1%	(323,731)	(277,756)	16.6%
Depreciation and amortization of intangible assets	(25,938)	(22,174)	17.0%	(50,454)	(43,735)	15.4%
Gains (losses) on disposal of property and equipment	(27)	(3)		(86)	(19)

Operating income	258,716	251,924	2.7%	473,376	457,597	3.4%
Interest expense	(13,247)	(8,576)	54.5%	(25,427)	(17,191)	47.9%
Equity in earnings of affiliates	21,114	13,024	62.1%	35,027	22,682	54.4%
Miscellaneous, net	3,868	421		11,022	468

Income from continuing operations before income taxes	270,451	256,793	5.3%	493,998	463,556	6.6%
Provision for income taxes	(79,028)	(79,472)	(0.6)%	(145,624)	(141,683)	2.8%

Income from continuing operations, net of tax	191,423	177,321	8.0%	348,374	321,873	8.2%
Income (loss) from discontinued operations, net of tax		(55,465)			(54,700)

Net income	191,423	121,856	57.1%	348,374	267,173	30.4%
Net income attributable to noncontrolling interests	(49,059)	(44,427)	10.4%	(91,107)	(89,219)	2.1%

Net income attributable to SNI	$142,364	$77,429	83.9%	$257,267	$177,954	44.6%

Income from continuing operations attributable to SNI common shareholders per basic share of common stock	$0.94	$0.79		$1.67	$1.38

Income from continuing operations attributable to SNI common shareholders per diluted share of common stock	$0.93	$0.78		$1.66	$1.37

Weighted average basic shares outstanding	152,086	168,815		154,102	168,624

Weighted average diluted shares outstanding	153,438	170,048		155,247	169,875

Net income per share amounts may not foot since each is calculated independently.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

	As of
(unaudited) (in thousands, except per share data)	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$261,773	$760,092
Accounts and notes receivable (less allowances: 2012-$6,329; 2011-$5,000)	592,789	553,022
Programs and program licenses	364,128	336,305
Other current assets	40,530	66,549

Total current assets	1,259,220	1,715,968
Investments	468,786	455,267
Property and equipment, net	223,403	219,845
Goodwill	571,790	510,484
Other intangible assets, net	633,144	556,095
Programs and program licenses (less current portion)	352,909	299,089
Unamortized network distribution incentives	33,131	46,239
Other non-current assets	152,758	158,683

Total Assets	$3,695,141	$3,961,670

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,588	$12,482
Program rights payable	41,643	50,402
Customer deposits and unearned revenue	44,362	52,814
Employee compensation and benefits	34,647	49,920
Accrued marketing and advertising costs	10,166	6,838
Other accrued liabilities	57,158	60,443

Total current liabilities	198,564	232,899
Deferred income taxes	75,802	100,002
Long-term debt	1,384,081	1,383,945
Other liabilities (less current portion)	187,685	148,429

Total liabilities	1,846,132	1,865,275

Redeemable noncontrolling interest	116,843	162,750

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par-authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A—authorized: 240,000,000 shares; issued and outstanding: 2012—114,652,750 shares; 2011—122,828,359 shares	1,147	1,228
Voting—authorized: 60,000,000 shares; issued and outstanding: 2012—34,317,173 shares; 2011—34,317,173 shares	343	343

Total	1,490	1,571
Additional paid-in capital	1,344,041	1,346,429
Retained earnings	172,369	364,073
Accumulated other comprehensive income (loss)	(44,805)	(33,347)

Total SNI shareholders’ equity	1,473,095	1,678,726
Noncontrolling interest	259,071	254,919

Total equity	1,732,166	1,933,645

Total Liabilities and Equity	$3,695,141	$3,961,670

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Six months ended June 30,
(in thousands)	2012	2011
Cash Flows from Operating Activities:
Net income	$348,374	$267,173
Loss (income) from discontinued operations		54,700

Income from continuing operations, net of tax	348,374	321,873
Depreciation and amortization of intangible assets	50,454	43,735
Amortization of network distribution costs	13,108	20,915
Program amortization	231,027	190,043
Equity in earnings of affiliates	(35,027)	(22,682)
Program payments	(312,684)	(242,335)
Capitalized network distribution incentives	(2,948)	(6,631)
Dividends received from equity investments	23,119	16,422
Deferred income taxes	(45,099)	9,641
Stock and deferred compensation plans	23,597	15,414
Changes in certain working capital accounts:
Accounts receivable	(32,081)	(26,195)
Other assets	(5,761)	(9,581)
Accounts payable	(4,116)	24
Accrued employee compensation and benefits	(13,420)	(9,554)
Accrued income taxes	18,045	33,984
Other liabilities	(8,298)	12,713
Other, net	(6,395)	4,509

Cash provided by (used in) continuing operating activities	241,895	352,295
Cash provided by (used in) discontinued operating activities		13,253

Cash provided by (used in) operating activities	241,895	365,548

Cash Flows from Investing Activities:
Additions to property and equipment	(19,090)	(24,875)
Collections (funds advanced) on note receivable	6,030
Purchase of subsidiary companies, net of cash acquired	(119,036)	(3,400)
Other, net	(15,675)	(5,132)

Cash provided by (used in) continuing investing activities	(147,771)	(33,407)
Cash provided by (used in) discontinued investing activities	10,000	141,786

Cash provided by (used in) investing activities	(137,771)	108,379

Cash Flows from Financing Activities:
Dividends paid	(37,003)	(29,539)
Dividends paid to noncontrolling interests	(132,840)	(44,680)
Noncontrolling interest capital contribution		52,804
Repurchase of Class A common stock	(500,251)	(300,000)
Proceeds from stock options	62,145	16,779
Other, net	5,444	(6,023)

Cash provided by (used in) financing activities	(602,505)	(310,659)

Effect of exchange rate changes on cash and cash equivalents	62	291

Increase (decrease) in cash and cash equivalents	(498,319)	163,559
Cash and cash equivalents:
Beginning of year	760,092	549,897

End of period	$261,773	$713,456

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$24,445	$16,186
Income taxes paid	154,592	82,693

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling approximately $160 million upon finalizing the sale of the business on May 31, 2011. The results of operations for this business have been retrospectively presented as discontinued operations within our consolidated financial statements for all periods. Discontinued operations in the second quarter of 2011 reflect a loss on divestiture of $53.3 million related to the sale of the Shopzilla business. No income tax benefit related to the capital losses attributed to the sale was recognized. Year-to-date net income attributable to SNI was decreased $.31 per share.

In August 2010, we contributed the Cooking Channel to the Food Network Partnership (the “Partnership”). At the close of our 2010 fiscal year, the noncontrolling owner had not made a required pro-rata capital contribution to the Partnership and as a result its ownership interest was diluted from 31 percent to 25 percent. Accordingly, following the Cooking Channel contribution, profits from the partnership were allocated to the noncontrolling owner at its reduced ownership percentage. In February 2011, the noncontrolling owner made the pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if the contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact of restoring the noncontrolling owner’s interest in the Partnership increased net income attributed to noncontrolling interest $8.0 million in the first quarter of 2011. Year-to-date net income attributable to SNI was decreased $4.7 million, $.03 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. We manage our operations through one reportable operating segment, Lifestyle Media.

Lifestyle Media includes our national television networks, Food Network, HGTV, Travel Channel, DIY Network, Cooking Channel and Great American Country (“GAC”). Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network Partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

The results of businesses not separately identified as reportable segments are included within our corporate caption. Corporate includes the results of the lifestyle-oriented channels we operate in Europe, the Middle East, Africa and Asia, operating results from the international licensing of our national networks’ programming, and other interactive and digital business initiatives that are not associated with our Lifestyle Media or international businesses.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 4—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Lifestyle Media	$591,016	$527,353	12.1%	$1,119,599	$1,000,906	11.9%
Corporate and other /intersegment eliminations	9,970	6,631	50.4%	16,732	13,909	20.3%

Total operating revenues	$600,986	$533,984	12.5%	$1,136,331	$1,014,815	12.0%

Segment profit (loss):
Lifestyle Media	$310,419	$288,859	7.5%	$575,056	$533,464	7.8%
Corporate	(25,738)	(14,758)	74.4%	(51,140)	(32,113)	59.3%

Total segment profit	284,681	274,101	3.9%	523,916	501,351	4.5%
Depreciation and amortization of intangible assets	(25,938)	(22,174)	17.0%	(50,454)	(43,735)	15.4%
Gains (losses) on disposal of property and equipment	(27)	(3)		(86)	(19)
Interest expense	(13,247)	(8,576)	54.5%	(25,427)	(17,191)	47.9%
Equity in earnings of affiliates	21,114	13,024	62.1%	35,027	22,682	54.4%
Miscellaneous, net	3,868	421		11,022	468

Income from continuing operations before income taxes	$270,451	$256,793	5.3%	$493,998	$463,556	6.6%

Operating results from our international operations and the costs associated with other interactive and digital business initiatives increased the segment loss at corporate by $7.4 million in the second quarter of 2012 and $11.8 million for the year-to-date period of 2012 compared with $0.3 million in the second quarter of 2011 and $2.2 million for the year-to-date period of 2011.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated websites.

Supplemental information for Lifestyle Media is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Operating revenues by brand:
Food Network	$218,467	$187,486	16.5%	$417,290	$361,531	15.4%
HGTV	204,975	189,166	8.4%	390,710	360,530	8.4%
Travel Channel	73,771	70,303	4.9%	140,361	132,302	6.1%
DIY Network	33,745	29,042	16.2%	61,369	52,387	17.1%
Cooking Channel	22,408	15,934	40.6%	42,220	31,201	35.3%
GAC	4,988	5,896	(15.4)%	9,982	12,360	(19.2)%
Digital Businesses	28,325	27,394	3.4%	50,720	46,775	8.4%
Other	4,497	2,208		7,144	4,431	61.2%
Intrasegment eliminations	(160)	(76)		(197)	(611)

Operating revenues by type:
Advertising	$415,093	$372,894	11.3%	$770,434	$694,653	10.9%
Network affiliate fees, net	166,062	146,318	13.5%	332,463	290,406	14.5%
Other	9,861	8,141	21.1%	16,702	15,847	5.4%

Subscribers (1):
Food Network				99,600	100,600	(1.0)%
HGTV				98,900	99,900	(1.0)%
Travel Channel				94,700	96,000	(1.4)%
DIY Network				57,800	54,300	6.4%
Cooking Channel				59,600	58,000	2.8%
GAC				62,600	60,200	4.0%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

4. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2012	2011	2012	2011
Operating income	$258,716	$251,924	$473,376	$457,597
Depreciation and amortization of intangible assets:
Lifestyle Media	24,188	21,656	47,317	42,705
Corporate	1,750	518	3,137	1,030

Losses (gains) on disposal of property and equipment:
Lifestyle Media	27	3	86	19
Corporate

Total segment profit	$284,681	$274,101	$523,916	$501,351

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2012	2011	2012	2011
Segment profit	$284,681	$274,101	$523,916	$501,351
Income taxes paid	(153,281)	(81,400)	(154,592)	(82,693)
Interest paid	(8,537)	(221)	(24,445)	(16,186)
Working capital and other	(89,137)	(52,735)	(102,984)	(50,177)

Cash provided by continuing operating activities	33,726	139,745	241,895	352,295
Dividends paid to noncontrolling interests	(85,032)	(29,453)	(132,840)	(44,680)
Additions to property and equipment	(11,776)	(13,686)	(19,090)	(24,875)

Free cash flow	$(63,082)	$96,606	$89,965	$282,740

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.